UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 7, 2011

PARKWAY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	1-11533	74-2123597
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)	Identification No.)	Identification No.)

One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, MS 39225-4647
(Address of Principal Executive Offices, including zip code)

(601) 948-4091
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Transition Agreement with Steven G. Rogers

As previously reported, Steven G. Rogers, Chief Executive Officer, President and a director of Parkway Properties, Inc. (the “Company”) has resigned from his positions with the Company effective December 31, 2011.  In connection with the resignation, the Company entered into a Transition Agreement, dated October 7, 2011 (the “Transition Agreement”), with Mr. Rogers.  Under the Transition Agreement, the Company shall pay Mr. Rogers a cash payment equal to $2,931,076 (less applicable deductions), which includes Mr. Rogers’ accrued but unpaid bonus for 2011.  The Company also agreed to fully accelerate the vesting of all of the equity awards made by the Company to Mr. Rogers, other than his performance-based awards under the Company’s FOCUS Plan, and provide Mr. Rogers with continuing healthcare coverage for up to two years after his resignation.  As a condition of receiving the benefits provided by the Transition Agreement, Mr. Rogers will be subject to restrictive covenants with respect to confidentiality and his ability to compete with, or solicit employees of, the Company for a period of 24 months.  Mr. Rogers also agreed to provide the Company with a general release of claims and, if requested, to provide consultation services and otherwise assist and advise the Company for a period of 12 months after his resignation.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the Transition Agreement that will be filed with the Securities and Exchange Commission no later than the Company’s Annual Report on Form 10-K for the year ending December 31, 2011.

Severance Agreement with William R. Flatt

As previously reported, William R. Flatt, Executive Vice President and Chief Operating Officer of the Company has resigned from his positions with the Company effective October 15, 2011.  In connection with the resignation, the Company entered into a Severance Agreement, dated October 10, 2011 (the “Severance Agreement”), with Mr. Flatt.  Under the Severance Agreement, the Company shall pay Mr. Flatt a cash payment equal to $611,013 (less applicable deductions), which includes a pro rata amount for Mr. Flatt’s accrued but unpaid bonus for 2011.  The Company also agreed to accelerate the vesting of a pro rata portion of the time-based equity awards made by the Company to Mr. Flatt.  As a condition of receiving the benefits provided by the Severance Agreement, Mr. Flatt provided the Company with a general release of claims.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement that will be filed with the Securities and Exchange Commission no later than the Company’s Annual Report on Form 10-K for the year ending December 31, 2011.

Chief Executive Officer and Chairman Positions

On October 10, 2011, the Board of Directors appointed James R. Heistand as permanent President and Chief Executive Officer of the Company effective January 1, 2012.  The Company previously reported that Mr. Heistand, who is currently serving as Executive Chairman of the Board, would serve as Acting Chief Executive Officer on that date.  The Board has determined that separating the Chief Executive Officer and Chairman positions is currently in the best interest of the Company and its stockholders, accordingly Charles T. Cannada, a member of the Board of Directors since 2010, has been appointed Chairman of the Company’s Board of Directors effective January 1, 2012.

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Chief Operating Officer Compensation

As previously reported, M. Jayson Lipsey has been appointed Executive Vice President and Chief Operating Officer of the Company effective October 16, 2011.  On the same date, Mr. Lipsey’s annual base salary will be $300,000 and he will participate in the Company’s 2011 cash bonus and non-equity incentive compensation program (described in the Company’s Form 8-K filed February 15, 2011) with a maximum bonus potential of 50% of his base salary for achievement of individual and Company performance goals.

Item 8.01.                      Other Events

On October 10, 2011, the Board of Directors appointed David R. O’Reilly as Executive Vice President and Chief Investment Officer of the Company, effective October 31, 2011.  Prior to joining the Company, Mr. O’Reilly was a Partner and Executive Vice President of Banyan Street Capital where he led the firm’s investment activities.  Prior to joining Banyan Street Capital, Mr. O’Reilly served as the Chief Financial Officer and Director of Capital Markets for Eola Capital starting in August 2009.  Mr. O’Reilly also served as Senior Vice President in Barclays Capital’s Real Estate Investment Banking Group and was at Lehman Brothers in the same capacity for seven years.  During his tenure in investment banking, Mr. O’Reilly was involved in a broad range of financial advisory and merger and acquisition assignments, including leveraged buy-outs, initial public offerings, and single-asset and pooled CMBS transactions.  Mr. O’Reilly earned a Bachelor of Science in Civil Engineering from Tufts University and a Master of Business Administration from Columbia University.

James M. Ingram, who has served as Executive Vice President and Chief Investment Officer since 2003, will continue to serve as Executive Vice President and Chief of Sales and Business Development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKWAY PROPERTIES, INC.

Date: October 14, 2011	By:	/s/ Mandy M. Pope
Mandy M. Pope
Executive Vice President and Chief Accounting Officer

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